Exhibit 10.57

Irwin J. Gruverman	December 31, 2003
60 Seminary Ave
Auburndale, MA 02466
Dear Mr. Gruverman:

This will confirm our Agreement concerning your compensation as Chairman and CEO of MFIC.

Subject to approval by the Board, we will pay you at a base rate of $97,000 per year, beginning January 1, 2004. You will participate in a bonus pool, if any, for management employees, and the Board will consider a Special Bonus if financial results and stock performance warrant it.  You agree that MFIC will withhold money from your compensation to pay appropriate taxes. You will be included in MFIC’s insurance and medical programs as in past years, at standard employee cost to you, as part of your compensation.

MFIC CORPORATION

Irwin Gruverman, CEO, Chairman	Irwin Gruverman, for myself

Robert Bruno, President